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                                                                      EXHIBIT 99



DATE: January 19, 1998                         CONTACT: Jeffery B. Weinress
                                                        Vice President/CFO
RELEASE DATE: IMMEDIATE                                 LIDAK Pharmaceuticals
                                                        (619) 558-0364, ext. 242

                             LIDAK PHARMACEUTICALS
                                  NEWS RELEASE


          LIDAK PHARMACEUTICALS ANNOUNCES CHANGE IN BOARD CHAIRMANSHIP


         LA JOLLA, CALIFORNIA -- January 19, 1998 -- LIDAK Pharmaceuticals (NASDAQ NM: LDAKA) announced that on January 12, 1998, Daniel J. Paracka resigned as chairman of the board and a director of the Company. His resignation came after presiding over LIDAK's final Board meeting of the year before the next scheduled Annual Shareholders' Meeting in early Spring. Mr. Paracka had previously announced his intentions to make this his last year of service during a gathering of board members last November.

         On January 13, 1998, the remaining Board members appointed William N. Jenkins to serve as Chairman of the Board.

         Commenting on these changes, Dr. David H. Katz, LIDAK's president and CEO, said "Dan Paracka has been a major contributor to the growth of this Company since joining the board in early 1992. I know that i reflect the sentiments of all of my fellow directors that he will be sorely missed. Mr. Jenkins, as a founding director of LIDAK, is a fitting replacement for Dan and recognizes that he will be challenged to fill Dan's large shoes."

         LIDAK Pharmaceuticals is developing therapeutic products against virally caused diseases, allergies and asthma, inflammatory disorders and cancer.

                                      # # #

The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and/or control of the Company.